                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

                          Advanced Radio Telecom Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    00754U101
                                 (CUSIP Number)


                                February 4, 2000
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [x]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                              Page 1 of 10 Pages

CUSIP No. 00754U101

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                                                      GBU Inc.
         -----------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                      (b) [  ]
--------------------------------------------------------------------------------
         3.       SEC USE ONLY
--------------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                      New York
--------------------------------------------------------------------------------
                                    5.       SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                        2,654,164
REPORTING PERSON WITH
--------------------------------------------------------------------------------
                                    6.       SHARED VOTING POWER
                                                    -0-
--------------------------------------------------------------------------------
                                    7.       SOLE DISPOSITIVE POWER
                                                  2,654,164
--------------------------------------------------------------------------------
                                    8.       SHARED DISPOSITIVE POWER
                                                    -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,654,164
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *  [   ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    9.7%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                   IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 2 of 10 Pages
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CUSIP No. 00754U101

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                            GEM Capital Management, Inc.
--------------------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                      (b) [  ]
--------------------------------------------------------------------------------
         3.       SEC USE ONLY

--------------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                New York
--------------------------------------------------------------------------------
                                  5.       SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                   6,700
REPORTING PERSON WITH
--------------------------------------------------------------------------------

                                  6.       SHARED VOTING POWER
                                                -0-
--------------------------------------------------------------------------------
                                  7.       SOLE DISPOSITIVE POWER

                                              6,700
--------------------------------------------------------------------------------
                                  8.       SHARED DISPOSITIVE POWER
                                                -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    6,700
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *  [    ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    .02%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                  IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT

                                                              Page 3 of 10 Pages

CUSIP No. 00754U101

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                        Woodbury Capital Management, LLC
--------------------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                      (b) [  ]
--------------------------------------------------------------------------------
         3.       SEC USE ONLY

--------------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
--------------------------------------------------------------------------------
                                 5.       SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH                  159,000
REPORTING PERSON WITH
--------------------------------------------------------------------------------
                                 6.       SHARED VOTING POWER
                                               -0-
--------------------------------------------------------------------------------
                                 7.       SOLE DISPOSITIVE POWER

                                             159,000
--------------------------------------------------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                               -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   159,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *  [     ]
------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   .58%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                   IA
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 4 of 10 Pages

CUSIP No. 00754U101

         1.       NAMES OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                         Gerald B. Unterman
--------------------------------------------------------------------------------
         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [  ]
                                                                      (b) [  ]
--------------------------------------------------------------------------------
         3.       SEC USE ONLY

--------------------------------------------------------------------------------

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION
                             USA
--------------------------------------------------------------------------------
                                  5.       SOLE VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
                                                2,880,864
--------------------------------------------------------------------------------
                                  6.       SHARED VOTING POWER
                                                 -0-
--------------------------------------------------------------------------------
                                  7.       SOLE DISPOSITIVE POWER
                                               2,880,864
--------------------------------------------------------------------------------
                                  8.       SHARED DISPOSITIVE POWER
                                                 -0-
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,880,864
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES *  [     ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   10.5%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON *
                  IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILLING OUT


                                                              Page 5 of 10 Pages
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Item 1(a).        Name of Issuer

                  Advanced Radio Telecom Corp.

Item 1(b).        Address of Issuer's Principal Executive Offices

                  500 108th Avenue, N.E.
                  Suite 2600
                  Bellevue, Washington 98004

Item 2(a).        Names of Persons Filing

                  GBU Inc.
                  GEM Capital Management, Inc.
                  Woodbury Capital Management, LLC
                  Gerald B. Unterman

Item 2(b).        Address of Principal Business Office

                  70 East 55th Street - 12th Floor New York, NY 10022

Item 2(c).        Citizenship

                  The information contained in Item 4 on the cover pages is incorporated hereby by reference

Item 2(d).        Title of Class of Securities

                  Common Stock

Item 2(e).        CUSIP Number

                  00754U101

Item 3.           This Statement is filed pursuant to

                  Rule 13d-1(c)



                                                              Page 6 of 10 Pages

Item 4.           Ownership as of February 4, 2000

                  The information contained in Items 5-11 on the cover pages is incorporated hereby by reference


Item 5.           Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  GBU Inc., a registered investment adviser, is the general partner of Oak Tree Partners, L.P., a Delaware limited partnership which beneficially owns more than five percent (5%) of the Common Stock of Advanced Radio Telecom Corp.

Item 7.           Identification and Classification of Certain Subsidiaries

                  Not Applicable

Item 8.           Identification and Classification of Members of a Group

                  See Exhibit A annexed hereto

Item 9.           Notice of Dissolution of a Group

                  Not Applicable

Item 10.          Certification

         By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and accurate.




                                                              Page 7 of 10 Pages
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                                     SIGNATURE:
                                     Date:  February 8, 2000


                                     GBU INC.


                                     By: /s/ Gerald B.Unterman
                                        ----------------------
                                         Gerald B. Unterman
                                         President

                                     GEM CAPITAL MANAGEMENT, INC.


                                     By: /s/ Gerald B.Unterman
                                        ----------------------
                                         Gerald B. Unterman
                                         President

                                     WOODBURY CAPITAL MANAGEMENT, LLC


                                     By: /s/ Gerald B.Unterman
                                        ----------------------
                                         Gerald B. Unterman
                                         Manager


                                     /s/ Gerald B.Unterman
                                     ---------------------
                                     GERALD B. UNTERMAN






                                                              Page 8 of 10 Pages